SEPARATION AGREEMENT

The purpose of this Separation Agreement (this “Agreement”), entered into as of October 1, 2026 (the “Agreement Date”), is to confirm the terms regarding your separation of employment from Apartment Investment and Management Company or an affiliate or subsidiary thereof (collectively, including any liquidating trust that may be established in accordance with the Plan of Sale and Liquidation, “Aimco” or the “Company”). As more fully set forth below, the Company desires to provide you with certain benefits in exchange for certain agreements by you.

1.
Definitions.
a.
“You” and “Your” shall refer to Jennifer Johnson.
b.
The “Separation Date” shall be November 1, 2026.
c.
The “Benefits Documents” shall mean, collectively, the Company’s Executive Severance Policy, Your cash retention letter, dated April 16, 2026, and the equity award agreements to which You are party, in each case as in effect on the Agreement Date.
d.
The “Separation Benefits” shall mean all payments and benefits for which you are eligible under the Benefits Documents upon a termination for Good Reason following a Change in Control or similar term, as applicable under the Benefits Documents.
2.
Separation of Employment. You have provided notice of Your resignation for Good Reason (as defined in the Company Executive Severance Policy), effective as of the Separation Date, and the Company acknowledges and accepts such resignation. Your employment with Aimco will terminate effective as of the Separation Date. Effective immediately thereafter, You will commence service as an independent contractor consultant as provided below. From and after the Separation Date, You shall have no authority and shall not represent Yourself as an employee or agent of any of the Aimco Parties (as defined below), except to the extent expressly provided in Section 5 below.
3.
Separation Benefits. The Company acknowledges and agrees that, for purposes of the Benefits documents, (i) the transactions completed as of the date hereof as contemplated by the Company’s plan of sale and liquidation constitute a Change in Control (or similar event) as applicable under the relevant Benefits Documents and (ii) Your resignation for Good Reason effective as of the Separation Date constitutes a qualifying termination following such Change in Control (or similar event). Accordingly, subject to Your acceptance of, and compliance with, the terms and conditions set forth in this Agreement and Your timely execution and non-revocation of the Bring-Down Release (as defined below), You will receive the Severance benefits at the times and in the forms prescribed by the applicable Benefits Documents. Additionally, regardless of whether You sign this Agreement

Separation Agreement

or the Bring-Down Release, You will be paid all accrued and unused vacation and, if You are covered by the Company’s medical and/or dental insurance plans on the Separation Date, (a) these benefits will continue through the end of the month of the Separation Date, (b) You will have the right to continue Your medical insurance thereafter pursuant to the provisions of COBRA, (c) the COBRA qualifying event shall be deemed to have occurred on the Separation Date and (d) following the end of the month of the Separation Date, You shall be required to pay the full COBRA premium rate if You elect COBRA coverage.

You acknowledge that except for the specific financial consideration set forth in this Agreement, You are not entitled to any additional consideration from the Company or any of the Company Parties.

4.
Indemnification and D&O Insurance Coverage.
a.
The Company shall indemnify You and hold You harmless to the fullest extent permitted by applicable law, pursuant to and in accordance with the Company’s certificate of incorporation, bylaws and any indemnification agreement, if applicable, by and between You and the Company, against any losses, claims, damages, liabilities, costs or expenses arising out of acts or omissions occurring or alleged to have occurred (i) in Your capacity as an officer of the Company (or in a similar capacity in the case of a liquidating trust, if applicable) on or before the Separation Date and/or (ii) in Your capacity as an independent contractor consultant with respect to claims arising from Your authorized performance of the Services, as defined below (collectively, the “Covered Matters”).
b.
The Company shall not amend, modify or repeal any provision of its organizational documents or any such indemnification agreement in a manner that would be less favorable to You with respect to Your rights to indemnification or advancement of expenses as of the date hereof with respect to the Covered Matters unless required by law. For the avoidance of doubt, the Company will indemnify and advance legal defense fees to You for any Covered Matters to the fullest extent permitted by applicable law and in accordance with the Company’s organizational documents and any applicable indemnification agreement; provided that, if required by applicable law or such documents or agreement, You shall first deliver an undertaking to repay any amounts advanced if it is ultimately determined that You are not entitled to indemnification.
c.
For so long as You serve as an officer or independent contractor consultant to the Company (or in a similar capacity in the case of a liquidating trust, if applicable), the Company shall maintain directors’ and officers’ liability insurance (or substantially similar coverage in the case of a liquidating trust, if applicable) on terms and conditions that are no less favorable to You than those provided under the

Separation Agreement

Company’s existing directors’ and officers’ (D&O) liability insurance policy as of the date hereof with respect to the Covered Matters.
d.
Prior to the date on which the Company no longer maintains an active D&O insurance policy (or substantially similar coverage in the case of a liquidating trust, if applicable) covering You with respect to the Covered Matters, the Company shall obtain a six-year prepaid “tail” policy for the extension of such directors’ and officers’ liability insurance coverage, which policy shall include You within the applicable class of insured persons under such policy with respect to Covered Matters and shall protect You against acts, omissions, or wrongful acts occurring prior to or during your provision of services to the Company on terms and conditions and with limits no less favorable to You than those provided to then-active or former officers and directors under the Company’s then-current directors’ and officers’ liability insurance policy (or substantially similar coverage in the case of a liquidating trust, if applicable) with respect to the Covered Matters; provided that, subject to the last sentence of this paragraph, the Company shall not commit or spend on such “tail” policy more than 350% of the last aggregate annual premium paid by the Company prior to such date for the Company’s then-current directors’ and officers’ liability insurance policy (or substantially similar coverage in the case of a liquidating trust, if applicable) (the “Maximum Amount”), and if the cost of such “tail” policy would otherwise exceed the Maximum Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable in order to not exceed the Maximum Amount. Notwithstanding the foregoing, nothing herein shall prohibit the board of directors of the Company from approving, in exercising its business judgment, directors’ and officers’ liability insurance coverage in excess of the Maximum Amount, and any additional coverage purchased for the benefit of the Company’s directors shall be made available on no less favorable terms to the Company’s officers.
e.
For the avoidance of doubt, the Company’s obligations regarding D&O insurance, tail coverage, indemnification, and advancement of legal fees shall apply uniformly to any and all claims, demands, or actions that 'straddle' or span multiple periods of service by You. This includes, but is not limited to, any claim alleging wrongful acts, omissions, or liabilities that occurred, began, or continued both prior to the Separation Date (during Your tenure as an officer) and after the Separation Date (during the subsequent independent contractor or consulting period). The Company (or its successor) agrees not to oppose, deny, or limit coverage, indemnification, or fee advancement on the grounds that the alleged acts occurred across different service capacities or timeline boundaries.

Separation Agreement

5.
Independent Contractor Engagement.

a.
Effective immediately following the termination of Your employment on the Separation Date, the Company will retain You, and You agree to serve, as an independent contractor consultant. The consulting term will commence on November 1, 2026 and will end automatically on May 2, 2027 (the “Consulting Term”), unless earlier terminated by either You or the Company for any or no reason upon thirty (30) days’ written notice.
b.
During the Consulting Term, You will provide, for up to ten (10) hours per calendar month, assistance with the transfer of executive duties and strategic transitional advice on pending matters (the “Services”). Final decision-making authority will rest with the active officers of the Company. The Services will exclude all matters related to or involving AIR Communities. You will control the means and methods used to provide the Services and exercise Your independent professional judgment.
c.
The Company will pay You $750.00 per hour for Services performed during the Consulting Term, monthly in arrears on the tenth (10th) day of the following month and will reimburse reasonable and customary pre-approved out-of-pocket expenses within thirty (30) days of receipt of appropriate substantiation from You.
d.
You will provide the Services as an independent contractor and not as an employee or agent. You will not be eligible for employee benefits in connection with the Services, the Company will not withhold taxes from consulting payments, and You will be responsible for all applicable tax obligations. Nothing herein creates an agency, partnership or joint venture.
e.
All proprietary information, materials and work product developed by or entrusted to You in connection with the Services will remain the exclusive property of the Company. You may retain Company materials authorized in writing solely to perform the Services and will return all such materials promptly upon expiration or termination of the Consulting Term.
f.
Your execution and performance of this Agreement will not conflict with any agreement binding upon You, and You will not use any third party’s confidential or proprietary information in performing the Services.

Separation Agreement

6.
Return of Company Property, Confidentiality, Non-Solicitation, Proprietary Information, Non-Disparagement, Breach, Offset of Debt. You expressly acknowledge and agree to the following:
a.
that, as of the Separation Date, You have returned to the Company all Company Party documents (and any copies thereof) and property (including without limitation all keys, badges, credit cards, phone cards, cellular phones, computers, software, etc.), other than materials the Company authorizes You to retain solely to perform the Services, which You shall return promptly upon expiration or termination of the Consulting Term; and
b.
that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by You and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law). Notwithstanding any provision herein to the contrary, You (and Your representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to You (or Your representative or other agent) relating to such tax treatment. For purposes of this Agreement, “tax treatment” means the federal income tax treatment of the Separation Benefits. This authorization of disclosure is not intended to permit disclosure of any other information, including but not limited to (i) any portion of any materials to the extent not related to the tax treatment of the Separation Benefits, (ii) the existence or status of any negotiations, and (iii) any other term or detail not related to the tax treatment of the Separation Benefits; and
c.
that You (whether for Your own account or for the account of any other person or entity other than the Company) shall not attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee, agent, independent contractor, or customer of the Company to give up, or to not commence, employment or a business relationship with the Company or to engage in a business relationship with You. In addition, You shall not solicit (other than through general advertising), employ or otherwise directly hire or engage or cause to be hired or engaged as an employee, an independent contractor, or otherwise, any person or entity who is or was, during the twelve (12) month period prior or after the Separation Date, an employee of the

Separation Agreement

Company. For purposes of this Agreement, “customer” shall include any apartment owner, ownership group, management company, supplier or lender, which has a contractual relationship or business relationship with the Company; and
d.
that You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company Parties including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that You will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company Parties; and
e.
that You will not directly or indirectly, use for Your own purpose or for the benefit of any individual or entity other than the Company, nor otherwise directly or indirectly publish, make known or in any manner disclose to, or permit any inspection or copying of by, any individual or entity, any proprietary information, unless such disclosure has been authorized in writing by the Company or is required by law. You acknowledge and understand that the term “proprietary information” includes, but is not limited to: (i) the name and/or address of any customer, lessee, employee, shareholder, director, member, partner, officer or manager of the Company or any information concerning the transactions or relations of any customer, lessee, employee, shareholder, director, member, partner, officer or manager of the Company; (ii) any financial information relating to the Company and its business, including, without limitation, information relating to capital structure, operating results, borrowing arrangements, contemplated transactions, merger targets, acquisition targets, strategic plans and business plans, business processes, techniques, data and know-how and systems; (iii) any information belonging to customers, lessees, employees, shareholders, directors, members, partners, officers or managers of the Company; (iv) data relating to Company’s business operations, including, without limitation, all data and information relating to any properties owned and/or managed by Company; (v) trade secrets; (vi) all written, graphic and other material (in any medium whether in writing, on magnetic tape or in electronic or other form) relating to the foregoing; and (vii) confidential records. You acknowledge and understand that the term “confidential records” means without limitation, all correspondence, memoranda, files, manuals, books, financial lists, operating or marketing records and customer, lessee, employee, shareholder, director, member, partner, officer, manager and vendor records relating to or containing any proprietary information (in any medium whether in writing, on magnetic tape or in electronic or other form) or equipment of any kind. Information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection may nonetheless

Separation Agreement

be proprietary information. The term “proprietary information,” except for confidential records, shall not include information generally available to and known by the public or information that is or becomes available to You on a non-confidential basis from a source other than the Company Parties (other than as a result of a breach of any obligation of confidentiality); and
f.
that the covenants and restrictions contained herein are of material consideration to this Agreement, that each of such covenants and restrictions is reasonable and necessary to protect and preserve the interests, properties, and businesses of Company, and that the breach of any of the foregoing covenants by You shall constitute a material breach of this Agreement, would cause the Company Parties irreparable injury for which it has no adequate remedy at law, and shall relieve the Company Parties of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Benefits and the cost of benefits already paid to You pursuant to Section 3 of this Agreement and all profits, compensation, commissions, remunerations, or benefits which You, directly or indirectly, have realized and/or may realize as a result of, growing out of, or in connection with, any such violation, and shall entitle the Company, in addition to and not in limitation of any other rights, remedies or damages available to Company at law or in equity, to seek and obtain temporary, preliminary, and a permanent injunctive relief in order to prevent or and restrain any such breach, and Company shall not be obligated to post bond or other security in seeking such relief or to prove irreparable harm. Any breach of this Agreement by You and/or the repayment of any sums pursuant to this provision shall not relieve You of Your obligations under this Agreement, which shall remain in full force and effect; and
g.
that, to the extent permitted by applicable law and the applicable Benefits Documents, any and all amounts for which You are indebted to the Company may be offset against cash amounts otherwise payable hereunder to You as Separation Benefits; provided, however, that this section shall apply only if other existing documentation of the amount(s) owed does not specifically prohibit such offset.
7.
Release of Claims. As a condition to receiving the Separation Benefits, You must separately execute this Section 7 as the “Bring-Down Release” on or after the Separation Date and no later than November 8, 2026 (the “Release Deadline”). You acknowledge that You first received the complete and final form of the Bring-Down Release on October 1, 2026 and have therefore been given at least twenty-one (21) days to consider it before the Release Deadline. You may not execute the Bring-Down Release before the Separation Date. By signing the Bring-Down Release, You agree and acknowledge that You, on behalf of Yourself and Your heirs, successors, agents, assigns, executors, administrators, dependents and family

Separation Agreement

members (collectively, including You, the “Employee Parties”) hereby generally, completely, absolutely and unconditionally release, waive, acquit, forever discharge, indemnify and hold harmless the Company Parties (as defined below) from and against any and all Claims (as defined below) against any or all of the Company Parties whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date You sign the Bring-Down Release Your waiver and release is intended to bar any form of Claim against any or all of the Company Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against any or all of the Company Parties, for any alleged action, inaction or circumstance existing or arising through the date You sign the Bring-Down Release. The foregoing waiver and release constitutes a FULL AND FINAL RELEASE OF ALL CLAIMS, and shall apply to all known and unknown claims or damages existing as of the date You sign the Bring-Down Release. The Bring-Down Release will become effective and enforceable on the eighth (8th) calendar day after You executive it, provided You have not timely revoked it in accordance with this Section 7. Without limiting the foregoing general waiver and release, on behalf of the Employee Parties, You specifically waive and release any and all of the Company Parties from any Claim arising from or related to Your employment relationship with the Company or the termination thereof, including, without limitation:
(i)
Claims under any local, state, federal or foreign discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date You sign the Bring-Down Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, religion, citizenship, national origin, age, gender, genetic carrier status, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration Reform and Control Act, the Americans With Disabilities Act and any similar local, state, federal or foreign statute or law.
(ii)
Claims under any other local, state, federal or foreign employment related statute, regulation or executive order (as they may have been amended through the date You sign the Bring-Down Release) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of

Separation Agreement

1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar local, state, federal or foreign statute or law.
(iii)
Claims under any local, state, federal or foreign common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.
(iv)
Any other Claim arising under local, state, or federal law, except that this Agreement and release specifically excludes workers’ compensation claims.
b.
Notwithstanding the foregoing, this Section 5 does not release the Company from any obligation expressly set forth in this Agreement, nor shall it modify, waive, or limit Your rights to indemnification, advancement, or insurance coverage expressly preserved under the “Indemnification and D&O Insurance Coverage” Section of this Agreement, any applicable indemnification agreement, the Company’s organizational documents, or any applicable D&O liability insurance policy, including any run-off or tail policy; provided that this sentence shall not enlarge any such rights or modify the terms of any applicable policy.
c.
You acknowledge and agree that, but for executing this Agreement and providing the Bring-Down Release, You would not be receiving the Separation Benefits being provided to You under the terms of this Agreement.
d.
You explicitly acknowledge that You are over forty (40) years of age and have specific rights under the Age Discrimination in Employment Act (“ADEA”). The Bring-Down Release specifically and expressly release Claims arising under the ADEA but does not waive any right or Claim that arises after the Effective Date (as defined below) or any Claim that may not be released under applicable Law.
e.
The Separation Benefits constitute good and valuable consideration in addition to anything of value to which You are already entitled. THE COMPANY HEREBY ADVISES YOU IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THE BRING-DOWN RELEASE.
f.
You acknowledge that you first received the complete and final form of the Bring-Down Release on October 1, 2026 and have

Separation Agreement

until the Release Deadline, November 8, 2026, a period of more than twenty-one (21) days to consider it. You agree that any revisions made to this Agreement or the Bring-Down Release after the date on which you receive this Agreement will not restart the consideration period unless the Company expressly agrees otherwise in writing. After you executive the Bring-Down Release, You may revoke it by delivering a written notice of rescission to Kelly Terry, Vice President, Administration. To be effective, such rescission must be hand delivered or postmarked no later than 11:59 p.m. Mountain Time on the seventh (7th) calendar day after you execute it, and sent by certified mail, return receipt requested, to Kelly Terry, Vice President, Administration, 4582 South Ulster Street Parkway, Suite 1450, Denver, Colorado 80237. If you timely revoke the Bring-Down Release, it will be null and avoid and You will not be entitled to the Separation Benefits. If you do not timely revoke it, the Bring-Down Release will become effective and irrevocable on the eighth (8th) calendar day after You execute it.

By executing this Agreement, You are acknowledging that You have been afforded sufficient time to understand the terms and effects of this Agreement, that Your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither any of the Company Parties nor their agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Nothing in this Agreement is intended to, or shall, interfere with Your rights under federal, state, or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, report possible violations of law, make disclosures protected by whistleblower laws, respond truthfully to legal process or otherwise participate with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Agreement. You shall not, however be entitled to any relief, recovery, or monies in connection with any such action or investigation brought against the Company, regardless of who filed or initiated any such complaint, charge, or proceeding; provided that nothing herein will prevent You from receiving or retaining any governmental whistleblower award. This provision does not waive the Company’s attorney-client privilege or work-product protection except as authorized or required by law.

Additionally, notwithstanding anything herein to the contrary, pursuant to 18 U.S.C. § 1833(b), You will not be held criminally or civilly liable under any federal or state trade secret law for a protected disclosure of a trade secret to a government official or attorney for reporting or investigating a suspected violation of law, or in a filing made under seal. You may also use trade secret information in a retaliation action as permitted by that statute.

Separation Agreement

8.
Agreement to Cooperate

As further consideration for this Agreement, You agree to cooperate fully with the Company in connection with any litigation, investigation or prosecution for which the Company, in its sole subjective discretion, determines that Your cooperation is necessary. This cooperation obligation includes, without limitation, meeting and cooperating with the Company’s attorneys and other personnel upon reasonable notice and for reasonable durations of time; reviewing documents; sitting for depositions and other testimony on the Company's behalf; and any other reasonable request from the Company. The Company shall reimburse You for all reasonable out-of-pocket expenses incurred in providing such cooperation. In addition, to the extent such cooperation requires a material time commitment following the end of the Consulting Term, the Company shall compensate You for Your time at a rate of $750.00 per hour. The Company shall make reasonable efforts to schedule requests at mutually convenient times and in a manner that minimizes disruption to Your personal and professional obligations. Nothing herein shall require You to provide information if prohibited by law.

9.
Miscellaneous.

For the purposes hereof, the term “Claims” shall mean any and all claims, demands, debts, liens, agreements, promises causes of action, liability, damages, costs, and expenses of any kind and nature whatsoever, whether arising under state, federal or local law, administrative rule or regulation, common law, contract, tort, or in equity, known or unknown, whether accrued, contingent, inchoate or otherwise, suspected or unsuspected, raised affirmatively or by way of defense or offset, including, without limitation any consequences flowing, resulting, or which might result therefrom.

For the purposes hereof, the term “Company Parties” shall mean Aimco, Aimco Development Company, LLC, Aimco OP L.P., and any and all of their subsidiaries, affiliates, divisions, acquiring and/or ownership entities, parent, associated or allied companies, corporations, firms, partnerships, management companies, and/or organizations, purchasers of assets or stock, investors, joint ventures, and any related entities (including, without limitation, any management company and its subsidiaries and affiliates), and the shareholders (past and present), successors, predecessors, counsel, assigns, board members, insurers, officers, partners, directors, joint venturers, managers, members, fiduciaries, trustees, agents, representatives, counsel or employees thereof jointly and severally, in both their personal and corporate capacities.

This Agreement, together with the Benefits Documents, contains the entire agreement and understanding by and between You and Company with respect to matters set forth herein. No change, amendment or modification herein hereto shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision or any particular breach or default of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision or any particular breach or default of this Agreement at any time shall be deemed a waiver of any other provision or prior or subsequent breach or default of this Agreement at such time or be deemed a valid waiver of such provision at any other time. No failure or delay in exercising any right

Separation Agreement

under this Agreement shall operate as a waiver thereof or of any other right, and the failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation. No single or partial exercise by any party of any right, power or remedy will preclude any other or future exercise thereof or of any other remedy. A determination that any provision of this Agreement is prohibited by law or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement.

Any controversy, dispute, or Claim of any nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any Claim based on contract, tort or statute, shall be resolved at the written request of any party to this Agreement by binding arbitration. The arbitration shall be administered in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in Denver, Colorado. The parties shall attempt to designate one arbitrator from the American Arbitration Association. If they are unable to do so, then the American Arbitration Association shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. Notwithstanding anything herein to the contrary, this arbitration provision shall not prevent either You or the Company from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief from a court of competent jurisdiction by instituting a legal action or other court proceeding in order to protect or enforce the rights of either under this Agreement or to prevent irreparable harm and injury, including, without limitation, enforcement of the provisions of Section 4 of this Agreement. The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought, and otherwise all Claims between You and the Company shall be determined through final and binding arbitration as described above.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Colorado without reference to its conflict of laws rules. This Agreement may be executed by facsimile and in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument, and each counterpart (whether an original, a facsimile or other copy) shall be deemed an original hereof. This Agreement becomes binding when executed by both parties. The Bring-Down Release is subject to the separate execution, consideration and revocation requirements set forth in Section 7 hereof.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Kelly Terry at Aimco. On or after the Separation Date and no later than the Release Deadline, you must separately sign the Bring-Down Release, attached hereto as Exhibit A, to receive the Separation Benefits.

This Agreement may be executed in counterpart.

Confirmed, consented and agreed to by You:

Separation Agreement

Date:

Jennifer Johnson

By: __________________________ Date:

Kelly Terry - Vice President, Administration

Aimco

4582 S. Ulster Street #1450

Denver, CO 80237

Separation Agreement

Exhibit A

BRING-DOWN RELEASE SIGNATURE

By signing below on or after November 1, 2026 and no later than November 8, 2026, I separately execute the Bring-Down Release in Section 7 of the Separation Agreement, by and between the Company and me, dated as of October 1, 2026. I acknowledge that I have been advised in writing to consult with an attorney, have had more than twenty-one (21) days to consider it and may revoke it in writing within seven (7) calendar days after signing. For the avoidance of doubt, the terms of Section 7 of the Separation Agreement are incorporated herein by reference.

Jennifer Johnson: ______________________________ Date: __________________

Separation Agreement